Filed Pursuant to Rule 424(b)(2)
File No. 333-180728

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated June 30, 2014

Pricing Supplement No. 439 dated July     , 2014 (To Prospectus Supplement dated April 13, 2012 and

Prospectus dated April 13, 2012)

Wells Fargo & Company Medium-Term Notes, Series K Equity Linked Securities $ Digital Securities With Buffered Downside
(Principal at Risk Securities Linked to the Russell 2000® Index)

Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a payment on the stated maturity date (which will be set on the trade date and will be within the range of 30 to 33 months from the original issue date) that may be greater than or less than the original offering price of your securities, depending on the performance of the Russell 2000® Index as measured from the trade date to the determination date (three business days prior to the stated maturity date). If the Russell 2000 Index appreciates (regardless of the extent of that appreciation), or if it declines by no more than the threshold amount of 10.0%, you will receive the maximum settlement amount (expected to be within the range of $1,130.00 to $1,160.00 for each $1,000 security), resulting in a contingent fixed return at maturity of 13.00% to 16.00% (to be determined on the trade date). However, if the level of the Russell 2000 Index declines by more than 10.0%, you will lose some, and possibly all, of the original offering price of your securities at maturity (approximately 1.1111% for every 1% by which the decline is more than 10.0%). In exchange for the contingent fixed return and downside buffer features, you must be willing to forgo (i) a return on the securities in excess of the contingent fixed return at maturity of 13.00% to 16.00%, (ii) interest on the securities and (iii) dividends paid on the stocks included in the Russell 2000 Index. You must also be willing to accept the risk that, if the level of the Russell 2000 Index declines by more than 10.0%, you will lose some, and possibly all, of the original offering price of your securities at maturity. All payments on the securities are subject to the credit risk of Wells Fargo & Company, and you will have no ability to pursue any securities included in the Russell 2000 Index for payment. If Wells Fargo & Company defaults on its obligations, you could lose some or all of your investment.

To determine your payment at stated maturity, we will calculate the underlier return, which is the percentage increase or decrease in the final underlier level on the determination date from the initial underlier level (set on the trade date). On the stated maturity date, for each $1,000 security:

—	if the underlier return is greater than or equal to -10.0% (the final underlier level is greater than or equal to 90.00% of the initial underlier level), you will receive an amount in cash equal to the maximum settlement amount of $1,130.00 to $1,160.00 (to be set on the trade date); or

—	if the underlier return is negative and is below -10.0% (the final underlier level is less than 90% of the initial underlier level), you will lose approximately 1.1111% of the original offering price of your securities for every 1% by which the underlier return is below -10.0%. In this case, you will receive an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of (a) approximately 1.1111 times (b) the sum of the underlier return plus 10.0% times (c) $1,000. This amount will be less than $1,000 and may be zero.

The securities will not be listed on any securities exchange and are designed to be held to maturity.

On the date of this preliminary pricing supplement, the estimated value of the securities is approximately $960.57 per security. While the estimated value of the securities on the trade date may differ from the estimated value set forth above, we do not expect it to differ significantly absent a material change in market conditions or other relevant factors. In no event will the estimated value of the securities on the trade date be less than $955.00 per security. The estimated value of the securities was determined for us by Wells Fargo Securities, LLC using its proprietary pricing models. It is not an indication of actual profit to us or to Wells Fargo Securities, LLC or any of our other affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC or any other person may be willing to buy the securities from you at any time after issuance. See “Investment Description” in this pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” herein on page PRS-10.

The securities are unsecured obligations of Wells Fargo & Company and all payments on the securities are subject to the credit risk of Wells Fargo & Company. The securities are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo
Per Security	$1,000.00	$25.00	$975.00
Total

(1)

Wells Fargo Securities, LLC, a wholly owned subsidiary of Wells Fargo & Company, is the agent for the distribution of the securities and is acting as principal. See “Investment Description” in this pricing supplement for further information.

Wells Fargo Securities

Investment Description

The Principal at Risk Securities Linked to the Russell 2000® Index are senior unsecured debt securities of Wells Fargo & Company that do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a payment at maturity that may be greater than or less than the original offering price of the securities depending on the performance of the Russell 2000® Index (the “underlier”) from the initial underlier level to the final underlier level. The securities provide:

(i)

the possibility of a contingent fixed return at maturity if the final underlier level is equal to or greater than the initial underlier level or is not less than the initial underlier level by more than the threshold amount; and

(ii)

exposure to the decrease in the level of the underlier from the initial underlier level if the final underlier level is less than the initial underlier level by more than the threshold amount, with exposure on a leveraged basis to any such decrease in excess of the threshold amount.

If the final underlier level is less than the initial underlier level by more than the threshold amount, you will lose some, and possibly all, of the original offering price of your securities at maturity. All payments on the securities are subject to the credit risk of Wells Fargo.

The underlier is an equity index that is designed to reflect the performance of the small capitalization segment of the United States equity market.

You should read this pricing supplement together with the prospectus supplement dated April 13, 2012 and the prospectus dated April 13, 2012 for additional information about the securities. Information included in this pricing supplement supersedes information in the prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the prospectus supplement.

You may access the prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Prospectus Supplement dated April 13, 2012 and Prospectus dated April 13, 2012 filed with the SEC on April 13, 2012: http://www.sec.gov/Archives/edgar/data/72971/000119312512162780/d256650d424b2.htm

The original offering price of each security of $1,000 includes certain costs that are borne by you. Because of these costs, the estimated value of the securities on the trade date will be less than the original offering price. The costs included in the original offering price relate to selling, structuring, hedging and issuing the securities, as well as to our funding considerations for debt of this type.

The costs related to selling, structuring, hedging and issuing the securities include (i) the agent discount, (ii) the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize for assuming risks inherent in hedging our obligations under the securities and (iii) hedging and other costs relating to the offering of the securities.

Our funding considerations take into account the higher issuance, operational and ongoing management costs of market-linked debt such as the securities as compared to our conventional debt of the same maturity, as well as our liquidity needs and preferences. Our funding considerations are reflected in the fact that we determine the economic terms of the securities based on an assumed funding rate that is generally lower than the interest rates implied by secondary market prices for our debt obligations and/or by other traded instruments referencing our debt obligations, which we refer to as our “secondary market rates.” As discussed below, our secondary market rates are used in determining the estimated value of the securities.

If the costs relating to selling, structuring, hedging and issuing the securities were lower, or if the assumed funding rate we use to determine the economic terms of the securities were higher, the economic terms of the securities would be more favorable to you and the estimated value would be higher. The estimated value of the securities as of the trade date will be set forth in the final pricing supplement.

“Russell 2000®” is a trademark of Frank Russell Company, doing business as Russell Investment Group (“Russell”), and has been licensed for use by us. The securities, based on the performance of the Russell 2000® Index, are not sponsored, endorsed, sold or promoted by Russell and Russell makes no representation regarding the advisability of investing in the securities.

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Determining the estimated value

Our affiliate, Wells Fargo Securities, LLC (“WFS”), calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on its proprietary pricing models. Based on these pricing models and related market inputs and assumptions referred to in this section below, WFS determined an estimated value for the securities by estimating the value of the combination of hypothetical financial instruments that would replicate the payout on the securities, which combination consists of a non-interest bearing, fixed-income bond (the “debt component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”).

The estimated value of the debt component is based on a reference interest rate, determined by WFS as of a recent date, that generally tracks our secondary market rates. Because WFS does not continuously calculate our reference interest rate, the reference interest rate used in the calculation of the estimated value of the debt component may be higher or lower than our secondary market rates at the time of that calculation. As noted above, we determine the economic terms of the securities based upon an assumed funding rate that is generally lower than our secondary market rates. In contrast, in determining the estimated value of the securities, we value the debt component using a reference interest rate that generally tracks our secondary market rates. Because the reference interest rate is generally higher than the assumed funding rate, using the reference interest rate to value the debt component generally results in a lower estimated value for the debt component, which we believe more closely approximates a market valuation of the debt component than if we had used the assumed funding rate.

WFS calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the derivative instruments that constitute the derivative component based on various inputs, including the “derivative component factors” identified in “Risk Factors—The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.” These inputs may be market-observable or may be based on assumptions made by WFS in its discretion.

The estimated value of the securities determined by WFS is subject to important limitations. See “Risk Factors—The Estimated Value Of The Securities Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers” and “—Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.”

Valuation of the securities after issuance

The estimated value of the securities is not an indication of the price, if any, at which WFS or any other person may be willing to buy the securities from you in the secondary market. The price, if any, at which WFS or any of its affiliates may purchase the securities in the secondary market will be based upon WFS’s proprietary pricing models and will fluctuate over the term of the securities due to changes in market conditions and other relevant factors. However, absent changes in these market conditions and other relevant factors, except as otherwise described in the following paragraph, any secondary market price will be lower than the estimated value on the trade date because the secondary market price will be reduced by a bid-offer spread, which may vary depending on the aggregate face amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Accordingly, unless market conditions and other relevant factors change significantly in your favor, any secondary market price for the securities is likely to be less than the original offering price.

If WFS or any of its affiliates makes a secondary market in the securities at any time up to the original issue date or during the 3-month period following the original issue date, the secondary market price offered by WFS or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the securities that are included in the original offering price. Because this portion of the costs is not fully deducted upon issuance, any secondary market price offered by WFS or any of its affiliates during this period will be higher than it would be if it were based solely on WFS’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this 3-month period. If you hold the securities through an account at WFS or any of its affiliates, we expect that this increase will also be reflected in the value indicated for the securities on your brokerage account statement.

If WFS or any of its affiliates makes a secondary market in the securities, WFS expects to provide those secondary market prices to any unaffiliated broker-dealers through which the securities are held and to commercial pricing vendors. If you hold your securities through an account at a broker-dealer other than WFS or any of its affiliates, that broker-dealer may obtain market prices for the securities from WFS (directly or indirectly), but could also obtain such market prices from other sources, and may be willing to purchase the securities at any given time at a price that differs from the price at which WFS or any of its affiliates is willing to purchase the securities. As a result, if you hold your securities through an

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account at a broker-dealer other than WFS or any of its affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at WFS or any of its affiliates.

The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although WFS and/or its affiliates may buy the securities from investors, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop.

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Investor Considerations

We have designed the securities for investors who:

•

seek a contingent fixed return at maturity so long as the final underlier level is equal to or greater than the initial underlier level or is not less than the initial underlier level by more than the threshold amount;

•	desire to moderate any decline from the initial underlier level to the final underlier level in excess of the threshold amount through the buffer feature;

•

understand that the ability of the buffer feature to moderate any decline in the underlier in excess of the threshold amount is progressively reduced as the final underlier level declines because they will be exposed on a leveraged basis to any decline in the underlier in excess of the threshold amount;

•

understand that if the final underlier level is less than the initial underlier level by more than the threshold amount, they will be exposed to the decrease in the underlier from the initial underlier level, subject to the buffer feature, and will lose some, and possibly all, of the original offering price of the securities;

•

understand that if the final underlier level is greater than the initial underlier level, the return they will receive at maturity will be limited to a contingent fixed return, regardless of the extent to which the final underlier level exceeds the initial underlier level;

•	are willing to forgo interest payments on the securities and dividends on securities included in the underlier; and

•	are willing to hold the securities until maturity.

The securities are not designed for, and may not be a suitable investment for, investors who:

•	seek a liquid investment or are unable or unwilling to hold the securities to maturity;

•	are unwilling to accept the risk that the final underlier level may decrease from the initial underlier level by more than the threshold amount;

•	seek a greater contingent fixed return at maturity;

•	seek full exposure to the upside performance of the underlier;

•	seek full return of the original offering price of the securities at stated maturity;

•

are unwilling to purchase securities with an estimated value as of the trade date that is lower than the original offering price and that may be as low as the lower estimated value set forth on the cover page;

•	seek current income;

•	are unwilling to accept the risk of exposure to the small capitalization segment of the United States equity market;

•	seek exposure to the underlier but are unwilling to accept the risk/return trade-offs inherent in the payment at stated maturity for the securities;

•	are unwilling to accept the credit risk of Wells Fargo to obtain exposure to the underlier generally, or to the exposure to the underlier that the securities provide specifically; or

•	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

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Terms of the Securities

Underlier:	Russell 2000® Index

Trade Date:	July , 2014.

Original Issue Date (settlement date):	July , 2014. (T+5)

Original Offering Price:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.

Cash Settlement Amount:	On the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the cash settlement amount. The “cash settlement amount” per security will equal:

• if the final underlier level is greater than or equal to the threshold level, the maximum settlement amount; or

•

if the final underlier level is less than the threshold level, the sum of (i) $1,000 plus (ii) the product of (a) the buffer rate times (b) the sum of the underlier return plus the threshold amount times (c) $1,000.

If the final underlier level is less than the threshold level, you will lose some, and possibly all, of the original offering price of your securities at maturity.

Stated Maturity Date:

The “stated maturity date” will be set on the trade date and will be within the range of 30 to 33 months from the original issue date. If the determination date is postponed, the stated maturity date will be postponed to the third business day after the determination date as postponed. See “—Determination Date” and “Additional Terms of the Securities—Market Disruption Events” for information about the circumstances that may result in a postponement of the determination date. If the stated maturity date is not a business day, any payment required to be made on the securities on the stated maturity date will be made on the next succeeding business day with the same force and effect as if it had been made on the stated maturity date. A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in New York, New York. The securities are not subject to redemption by Wells Fargo or repayment at the option of any holder of the securities prior to the stated maturity date.

Initial Underlier Level:	, the closing level of the underlier on the trade date.

Closing Level:

The “closing level” of the underlier on any trading day means the official closing level of the underlier as reported by the underlier sponsor (as defined below) on such trading day.

For the avoidance of doubt, the level that the calculation agent will use for purposes of determining the closing level on any date will be the official closing level of the “real-time” value published by the underlier sponsor (which the underlier sponsor refers to as “RussellTick®”) as disseminated on such date by the licensed third-party market data vendor contracted by the calculation agent at such time; in particular, taking into account the decimal precision and/or rounding convention employed by such licensed third-party market data vendor on such date. Currently, the calculation agent obtains market data from Thomson Reuters Ltd., but may change its market data provider at any time without notice.

Final Underlier Level:	The “final underlier level” will be the closing level of the underlier on the determination date.

Underlier Return:	The “underlier return” will be the quotient of (i) the final underlier level minus the initial underlier level divided by (ii) the initial underlier level, expressed as a percentage.

Maximum Settlement Amount:

The “maximum settlement amount” will be set on the trade date and will be within the range of 113.00% to 116.00% of the original offering price per security ($1,130.00 to $1,160.00 per security). As a result of the maximum settlement amount, the return at maturity of the securities will be limited to a contingent fixed return of 13.00% to 16.00% of the original offering price.

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Threshold Level:	, which is equal to 90.0% of the initial underlier level.

Threshold Amount:	10.0%

Buffer Rate:	The “buffer rate” will be equal to the initial underlier level divided by the threshold level, or 100% divided by 90%, which is approximately 1.1111.

Determination Date:

The determination date will be determined on the trade date and is scheduled to be the third business day prior to the stated maturity date. If the originally scheduled determination date is not a trading day, the determination date will be postponed to the next succeeding trading day. The determination date is also subject to postponement due to the occurrence of a market disruption event. See “Additional Terms of the Securities—Market Disruption Events.”

Trading Day:

A “trading day” means a day, as determined by the calculation agent, on which (i) the relevant exchanges with respect to each security underlying the underlier are scheduled to be open for trading for their respective regular trading sessions and (ii) each related exchange is scheduled to be open for trading for its regular trading session.

Relevant Exchange:	The “relevant exchange” for any security underlying the underlier means the primary exchange or quotation system on which such security is traded, as determined by the calculation agent.

Related Exchange:

The “related exchange” for the underlier means each exchange or quotation system where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the underlier.

Calculation Agent:	Wells Fargo Securities, LLC

No Listing:	The securities will not be listed on any securities exchange or automated quotation system.

Material Tax Consequences:	For a discussion of the material U.S. federal income tax consequences of the ownership and disposition of the securities see “United States Federal Tax Considerations” below.

Agent:

Wells Fargo Securities, LLC, a wholly owned subsidiary of Wells Fargo & Company. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $25.00 per security.

The agent or another affiliate of ours expects to realize hedging profits projected by its proprietary pricing models to the extent it assumes the risks inherent in hedging our obligations under the securities. If any dealer participating in the distribution of the securities or any of its affiliates conducts hedging activities for us in connection with the securities, that dealer or its affiliate will expect to realize a profit projected by its proprietary pricing models from such hedging activities. Any such projected profit will be in addition to the discount or concession received in connection with the sale of the securities to you.

Denominations:	$1,000 and any integral multiple of $1,000.

CUSIP:	94986RUG4

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Hypothetical Payout Profile

The following profile is based on a hypothetical maximum settlement amount of 114.50% of the original offering price or $1,145.00 per security (the midpoint of the specified range for the maximum settlement amount), a threshold level equal to 90% of the initial underlier level, a buffer rate of approximately 1.1111 and a threshold amount of 10.0%. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual final underlier level, the actual maximum settlement amount and whether you hold your securities to maturity.

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Risk Factors

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. You should carefully consider the risk factors set forth below as well as the other information contained in this pricing supplement and the accompanying prospectus supplement and prospectus, including the documents they incorporate by reference. As described in more detail below, the value of the securities may vary considerably before the stated maturity date due to events that are difficult to predict and are beyond our control. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the securities in light of your particular circumstances.

You May Lose Up To All Of Your Investment.

We will not repay you a fixed amount on the securities on the stated maturity date. The cash settlement amount will depend on the direction of and percentage change in the final underlier level relative to the initial underlier level and the other terms of the securities. Because the level of the underlier will be subject to market fluctuations, the cash settlement amount you receive may be more or less, and possibly significantly less, than the original offering price of your securities.

If the final underlier level is less than the initial underlier level by more than the threshold amount, the cash settlement amount will be less than the original offering price per security and you will be exposed on a leveraged basis to the decline in the underlier beyond the threshold amount. As a result, you may receive less than, and possibly lose all of, the original offering price per security at maturity even if the level of the underlier is greater than or equal to the initial underlier level or the threshold level at certain points during the term of the securities.

Your Return Will Be Limited By The Maximum Settlement Amount And May Be Lower Than The Return On A Direct Investment In The Underlier.

Your return on the securities will be subject to a maximum settlement amount. The opportunity to participate in the possible increases in the level of the underlier through an investment in the securities will be limited because the cash settlement amount will not exceed the maximum settlement amount regardless of how significantly the final underlier level may exceed the initial underlier level.

You Will Only Receive The Maximum Settlement Amount If The Final Underlier Level Is Equal To Or Greater Than The Threshold Level.

You will be entitled to receive the maximum settlement amount at stated maturity only if the final underlier level is greater than or equal to the threshold level. If the condition to receiving the maximum settlement amount is not met, the amount you receive at stated maturity will be based solely on the performance of the underlier, subject to the buffer rate, and will be less than the original offering price per security and may be zero.

No Periodic Interest Will Be Paid On The Securities.

No periodic payments of interest will be made on the securities.

The Stated Maturity Date Of The Securities Is A Pricing Term And Will Be Determined By Us On The Trade Date.

We will not fix the stated maturity date until the trade date. The term could be as short as the low end of the range and as long as the high end of the range set forth on the cover page. You should be willing to hold your securities for up to the high end of the range set forth on the cover page. The stated maturity date selected by us could have an impact on the value of the securities.

The Securities Are Subject To The Credit Risk Of Wells Fargo.

The securities are our obligations and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the securities are subject to our creditworthiness, and you will have no ability to pursue any securities included in the underlier for payment. As a result, our actual and perceived creditworthiness may affect the value of the securities and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the securities.

The Estimated Value Of The Securities On The Trade Date, Based on WFS’s Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

The original offering price of the securities includes certain costs that are borne by you. Because of these costs, the estimated value of the securities on the trade date will be less than the original offering price. The costs included in the original offering price relate to selling, structuring, hedging and issuing the securities, as well as to our funding considerations for debt of this type. The costs related to selling, structuring, hedging and issuing the securities include (i) the agent discount, (ii) the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize for assuming risks inherent in hedging our obligations under the securities and (iii) hedging and other costs relating to the offering of the securities. Our funding considerations are reflected in the fact that we determine the economic terms of the securities based on an assumed funding rate that is generally lower than our secondary market rates. If the costs

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relating to selling, structuring, hedging and issuing the securities were lower, or if the assumed funding rate we use to determine the economic terms of the securities were higher, the economic terms of the securities would be more favorable to you and the estimated value would be higher.

The Estimated Value Of The Securities Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers.

The estimated value of the securities was determined for us by WFS using its proprietary pricing models and related market inputs and assumptions referred to above under “Investment Description—Determining the estimated value.” Certain inputs to these models may be determined by WFS in its discretion. WFS’s views on these inputs may differ from other dealers’ views, and WFS’s estimated value of the securities may be higher, and perhaps materially higher, than the estimated value of the securities that would be determined by other dealers in the market. WFS’s models and its inputs and related assumptions may prove to be wrong and therefore not an accurate reflection of the value of the securities.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

The price, if any, at which WFS or any of its affiliates may purchase the securities in the secondary market will be based on WFS’s proprietary pricing models and will fluctuate over the term of the securities as a result of changes in the market and other factors described in the next risk factor. Any such secondary market price for the securities will also be reduced by a bid-offer spread, which may vary depending on the aggregate face amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Unless the factors described in the next risk factor change significantly in your favor, any such secondary market price for the securities is likely to be less than the original offering price.

If WFS or any of its affiliates makes a secondary market in the securities at any time up to the original issue date or during the 3-month period following the original issue date, the secondary market price offered by WFS or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the securities that are included in the original offering price. Because this portion of the costs is not fully deducted upon issuance, any secondary market price offered by WFS or any of its affiliates during this period will be higher than it would be if it were based solely on WFS’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this 3-month period. If you hold the securities through an account at WFS or any of its affiliates, we expect that this increase will also be reflected in the value indicated for the securities on your brokerage account statement. If you hold your securities through an account at a broker-dealer other than WFS or any of its affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at WFS or any of its affiliates, as discussed above under “Investment Description.”

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to stated maturity will be affected by the level of the underlier at that time, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which we refer to as the “derivative component factors,” are expected to affect the value of the securities. When we refer to the “value” of your security, we mean the value that you could receive for your security if you are able to sell it in the open market before the stated maturity date.

—

Underlier Performance. The value of the securities prior to maturity will depend substantially on the level of the underlier. The price at which you may be able to sell the securities before stated maturity may be at a discount, which could be substantial, from their original offering price, if the level of the underlier at such time is less than, equal to or not sufficiently above the threshold level.

—	Interest Rates. The value of the securities may be affected by changes in the interest rates in the U.S. markets.

—

Volatility Of The Underlier. Volatility is the term used to describe the size and frequency of market fluctuations. The value of the securities may be affected if the volatility of the underlier changes.

—

Time Remaining To Maturity. The value of the securities at any given time prior to maturity will likely be different from that which would be expected based on the then-current level of the underlier. This difference will most likely reflect a discount due to expectations and uncertainty concerning the level of the underlier during the period of time still remaining to the maturity date. In general, as the time remaining to maturity decreases, the value of the securities will approach the amount that could be payable at maturity based on the then-current level of the underlier.

—	Dividend Yields On The Securities Included In The Underlier. The value of the securities may be affected by the dividend yields on securities included in the underlier.

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In addition to the derivative component factors, the value of the securities will be affected by actual or anticipated changes in our creditworthiness, as reflected in our secondary market rates. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the level of the underlier. Because several factors are expected to affect the value of the securities, changes in the level of the underlier may not result in a comparable change in the value of the securities. We anticipate that the value of the securities will always be at a discount to the maximum settlement amount.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

Your Return On The Securities Could Be Less Than If You Owned Securities Included In The Underlier.

Your return on the securities will not reflect the return you would realize if you actually owned the securities included in the underlier and received the dividends and other payments paid on those securities. This is in part because the cash settlement amount payable at stated maturity will be determined by reference to the final underlier level, which will be calculated by reference to the prices of the securities in the underlier without taking into consideration the value of dividends and other payments paid on those securities. In addition, the cash settlement amount will not be greater than the maximum settlement amount.

Historical Levels Of The Underlier Should Not Be Taken As An Indication Of The Future Performance Of The Underlier During The Term Of The Securities.

The trading prices of the securities included in the underlier will determine the cash settlement amount payable at maturity to you. As a result, it is impossible to predict whether the closing level of the underlier will fall or rise compared to the initial underlier level. Trading prices of the securities included in the underlier will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets in which those securities are traded and the values of those securities themselves. Accordingly, any historical levels of the underlier do not provide an indication of the future performance of the underlier.

Changes That Affect The Underlier May Adversely Affect The Value Of The Securities And The Amount You Will Receive At Stated Maturity.

The policies of the underlier sponsor concerning the calculation of the underlier and the addition, deletion or substitution of securities comprising the underlier and the manner in which the underlier sponsor takes account of certain changes affecting such securities may affect the level of the underlier and, therefore, may affect the value of the securities and the cash settlement amount payable at maturity. The underlier sponsor may discontinue or suspend calculation or dissemination of the underlier or materially alter the methodology by which it calculates the underlier. Any such actions could adversely affect the value of the securities.

We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Underlier.

Actions by any company whose securities are included in the underlier may have an adverse effect on the price of its security, the final underlier level and the value of the securities. We are not affiliated with any of the companies included in the underlier. These companies will not be involved in the offering of the securities and will have no obligations with respect to the securities, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the securities and will not be responsible for, and will not have participated in, the determination of the timing of, prices for, or quantities of, the securities to be issued. These companies will not be involved with the administration, marketing or trading of the securities and will have no obligations with respect to any amounts to be paid to you on the securities.

We And Our Affiliates Have No Affiliation With The Underlier Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

We and our affiliates are not affiliated in any way with the underlier sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding the methods or policies relating to the calculation of the underlier. We have derived the information about the underlier sponsor and the underlier contained in this pricing

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supplement from publicly available information, without independent verification. You, as an investor in the securities, should make your own investigation into the underlier and the underlier sponsor. The underlier sponsor is not involved in the offering of the securities made hereby in any way and has no obligation to consider your interest as an owner of the securities in taking any actions that might affect the value of the securities.

An Investment In The Securities Is Subject To Risks Associated With Investing In Stocks With A Small Market Capitalization.

The stocks that constitute the underlier are issued by companies with relatively small market capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large capitalization companies. As a result, the underlier may be more volatile than that of an equity index that does not track solely small capitalization stocks. Stock prices of small capitalization companies are also generally more vulnerable than those of large capitalization companies to adverse business and economic developments, and the stocks of small capitalization companies may be thinly traded, and be less attractive to many investors if they do not pay dividends. In addition, small capitalization companies are typically less well-established and less stable financially than large capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of those individuals. Small capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services

The Stated Maturity Date Will Be Postponed If The Determination Date Is Postponed.

The determination date may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the determination date or if the originally scheduled determination date is not a trading day. If such a postponement occurs, the stated maturity date will be postponed until three business days after the postponed determination date.

Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the securities, which we refer to as a “participating dealer,” are potentially adverse to your interests as an investor in the securities. In engaging in certain of the activities described below, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.

—

The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the securities. WFS, which is our affiliate, will be the calculation agent for the securities. As calculation agent, WFS will determine the final underlier level and may be required to make other determinations that affect the return you receive on the securities at maturity. In making these determinations, the calculation agent may be required to make discretionary judgments, including determining whether a market disruption event has occurred on the scheduled determination date, which may result in postponement of the determination date; determining the final underlier level if the determination date is postponed to the last day to which it may be postponed and a market disruption event occurs on that day; if the underlier is discontinued, selecting a successor underlier or, if no successor underlier is available, determining the final underlier level; and determining whether to adjust the closing level on the determination date in the event of certain changes in or modifications to the underlier. In making these discretionary judgments, the fact that WFS is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the securities, and WFS’s determinations as calculation agent may adversely affect your return on the securities.

—

The estimated value of the securities was calculated by our affiliate and is therefore not an independent third-party valuation. WFS calculated the estimated value of the securities set forth on the cover page of this pricing supplement, which involved discretionary judgments by WFS, as described under “Risk Factors—The Estimated Value Of The Securities Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers” above. Accordingly, the estimated value of the securities set forth on the cover page of this pricing supplement is not an independent third-party valuation.

—

Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the level of the underlier. Our affiliates or any dealer participating in the offering of the securities or its affiliates may, at present or in the future, publish research reports on the underlier or the companies whose securities are included in the underlier. This research is modified from time to time without notice and may, at present or in the future, express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research reports on the underlier or the companies whose securities are included in the underlier could adversely affect the level of the

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underlier and, therefore, adversely affect the value of and your return on the securities. You are encouraged to derive information concerning the underlier from multiple sources and should not rely on the views expressed by us or our affiliates or any participating dealer or its affiliates. In addition, any research reports on the underlier or the companies whose securities are included in the underlier published on or prior to the trade date could result in an increase in the level of the underlier on the trade date, which would adversely affect investors in the securities by increasing the level at which the underlier must close on the determination date in order for investors in the securities to receive a favorable return.

—

Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are included in the underlier may adversely affect the level of the underlier. Our affiliates or any participating dealer or its affiliates may, at present or in the future, engage in business with the companies whose securities are included in the underlier, including making loans to those companies (including exercising creditors’ remedies with respect to such loans), making equity investments in those companies or providing investment banking, asset management or other advisory services to those companies. These business activities could adversely affect the level of the underlier and, therefore, adversely affect the value of and your return on the securities. In addition, in the course of these business activities, our affiliates or any participating dealer or its affiliates may acquire non-public information about one or more of the companies whose securities are included in the underlier. If our affiliates or any participating dealer or its affiliates do acquire such non-public information, we and they are not obligated to disclose such non-public information to you.

—

Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the level of the underlier. We expect to hedge our obligations under the securities through one or more hedge counterparties, which may include our affiliates or any participating dealer or its affiliates. Pursuant to such hedging activities, our hedge counterparty may acquire securities included in the underlier or listed or over-the-counter derivative or synthetic instruments related to the underlier or such securities. Depending on, among other things, future market conditions, the aggregate amount and the composition of such positions are likely to vary over time. To the extent that our hedge counterparty has a long hedge position in any of the securities included in the underlier, or derivative or synthetic instruments related to the underlier or such securities, they may liquidate a portion of such holdings at or about the time of the determination date or at or about the time of a change in the securities included in the underlier. These hedging activities could potentially adversely affect the level of the underlier and, therefore, adversely affect the value of and your return on the securities.

—

Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the level of the underlier. Our affiliates or any participating dealer or its affiliates may engage in trading in the securities included in the underlier and other instruments relating to the underlier or such securities on a regular basis as part of their general broker-dealer and other businesses. Any of these trading activities could potentially adversely affect the level of the underlier and, therefore, adversely affect the value of and your return on the securities.

—

A participating dealer or its affiliates may realize hedging profits projected by its proprietary models in addition to the selling concession, creating a further incentive for the participating dealer to sell the securities to you. If any participating dealer or any of its affiliates conducts hedging activities for us in connection with the securities, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities and this projected profit will be in addition to the concession that the participating dealer receives for the sale of the securities to you. This additional projected profit may create a further incentive for the participating dealer to sell the securities to you.

The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid derivative contracts that are “open transactions” for U.S. federal income tax purposes. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. You should read carefully the discussion under “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per security (the cash settlement amount) calculated as follows:

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Hypothetical Returns

The following table illustrates, for a hypothetical maximum settlement amount of 114.50% of the original offering price or $1,145.00 per security (the midpoint of the specified range of the maximum settlement amount) and a range of hypothetical final underlier levels:

•	the hypothetical percentage change from the hypothetical initial underlier level to the hypothetical final underlier level; and

•	the hypothetical pre-tax total return.

Hypothetical underlier return	Hypothetical pre-tax total return
50.00%	14.50%
40.00%	14.50%
30.00%	14.50%
20.00%	14.50%
14.50%	14.50%
10.00%	14.50%
0.00%	14.50%
-5.00%	14.50%
-10.00%	14.50%
-11.00%	-1.11%
-25.00%	-16.67%
-50.00%	-44.44%
-75.00%	-72.22%
-100.00%	-100.00%

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax return will depend on the actual final underlier level and maximum settlement amount.

If, for example, the underlier return were determined to be -75.00%, the loss on your securities at maturity would be approximately -72.22%, as shown in the table above. As a result, if you purchased your securities on the original issue date at the original offering price and held them to the stated maturity date, you would lose approximately 72.22% of your investment. In addition, if the underlier return were determined to be 50.00%, the cash settlement amount that we would deliver on your securities at maturity would be limited to the maximum settlement amount, and the pre-tax return on your securities would therefore be limited to 14.50%, regardless of the underlier return of 50.00%, as shown in the table above. As a result, if you held your securities to the stated maturity date, you would not benefit from any underlier return in excess of 14.50%.

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Additional Terms of the Securities

Wells Fargo will issue the securities as part of a series of senior unsecured debt securities entitled “Medium-Term Notes, Series K,” which is more fully described in the prospectus supplement. Information included in this pricing supplement supersedes information in the prospectus supplement and prospectus to the extent that it is different from that information.

Calculation Agent

Wells Fargo Securities, LLC, one of our subsidiaries, will act as initial calculation agent for the securities and may appoint agents to assist it in the performance of its duties. Pursuant to the calculation agent agreement, we may appoint a different calculation agent without your consent and without notifying you.

The calculation agent will determine the cash settlement amount you receive at stated maturity. In addition, the calculation agent will, among other things:

—	determine whether a market disruption event or non-trading day has occurred;

—	determine if adjustments are required to the closing level of the underlier under various circumstances; and

—	if publication of the underlier is discontinued, select a successor underlier (as defined below) or, if no successor underlier is available, determine the closing level of the underlier.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. All percentages and other amounts resulting from any calculation with respect to the securities will be rounded at the calculation agent’s discretion. The calculation agent will have no liability for its determinations.

Market Disruption Events

A “market disruption event” means any of the following events as determined by the calculation agent in its sole discretion:

(A)

The occurrence or existence of a material suspension of or limitation imposed on trading by the relevant exchanges or otherwise relating to securities which then comprise 20% or more of the level of the underlier or any successor underlier at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by those relevant exchanges or otherwise.

(B)

The occurrence or existence of a material suspension of or limitation imposed on trading by any related exchange or otherwise in futures or options contracts relating to the underlier or any successor underlier on any related exchange at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by the related exchange or otherwise.

(C)

The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, securities that then comprise 20% or more of the level of the underlier or any successor underlier on their relevant exchanges at any time during the one-hour period that ends at the close of trading on that day.

(D)

The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to the underlier or any successor underlier on any related exchange at any time during the one-hour period that ends at the close of trading on that day.

(E)

The closure on any exchange business day of the relevant exchanges on which securities that then comprise 20% or more of the level of the underlier or any successor underlier are traded or any related exchange prior to its scheduled closing time unless the earlier closing time is announced by the relevant exchange or related exchange, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such relevant exchange or related exchange, as applicable, and (2) the submission deadline for orders to be entered into the relevant exchange or related exchange, as applicable, system for execution at the close of trading on that day.

(F)	The relevant exchange for any security underlying the underlier or successor underlier or any related exchange fails to open for trading during its regular trading session.

For purposes of determining whether a market disruption event has occurred:

(1)

the relevant percentage contribution of a security to the level of the underlier or any successor underlier will be based on a comparison of (x) the portion of the level of the underlier attributable to that security and (y) the overall

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level of the underlier or successor underlier, in each case immediately before the occurrence of the market disruption event;

(2)	the “close of trading” means the scheduled closing time of the relevant exchanges with respect to the securities underlying the underlier or any successor underlier;

(3)

the “scheduled closing time” of any relevant exchange or related exchange on any trading day for the underlier or any successor underlier means the scheduled weekday closing time of such relevant exchange or related exchange on such trading day, without regard to after hours or any other trading outside the regular trading session hours; and

(4)

an “exchange business day” means any trading day for the underlier or any successor underlier on which each relevant exchange for the securities underlying the underlier or any successor underlier and each related exchange are open for trading during their respective regular trading sessions, notwithstanding any such relevant exchange or related exchange closing prior to its scheduled closing time.

If a market disruption event occurs or is continuing on the determination date, the determination date will be postponed to the first succeeding trading day on which a market disruption event has not occurred and is not continuing; however, if such first succeeding trading day has not occurred as of the eighth trading day after the originally scheduled determination date, that eighth trading day shall be deemed to be the determination date. If the determination date has been postponed eight trading days after the originally scheduled determination date and a market disruption event occurs or is continuing with respect to the underlier on such eighth trading day, the calculation agent will determine the closing level of the underlier on such eighth trading day in accordance with the formula for and method of calculating the closing level of the underlier last in effect prior to commencement of the market disruption event, using the closing price (or, with respect to any of the relevant securities, if a market disruption event has occurred, its good faith estimate of the value of such securities at the scheduled closing time on the relevant exchanges) on such date of each security included in the underlier. As used herein, “closing price” means, with respect to any security on any date, the relevant exchange traded or quoted price of such security as of the close of trading on such date.

Adjustments to the Underlier

If at any time the underlier sponsor makes a material change in the formula for or the method of calculating the underlier, or in any other way materially modifies the underlier (other than a modification prescribed in that formula or method to maintain the underlier in the event of changes in constituent stock and capitalization and other routine events), then, from and after that time, the calculation agent will, at the close of business in New York, New York, on each date that the closing level of the underlier is to be calculated, calculate a substitute closing level of the underlier in accordance with the formula for and method of calculating the underlier last in effect prior to the change, but using only those securities that comprised the underlier immediately prior to that change. Accordingly, if the method of calculating the underlier is modified so that the level of the underlier is a fraction or a multiple of what it would have been if it had not been modified, then the calculation agent will adjust the underlier in order to arrive at a level of the underlier as if it had not been modified.

Discontinuance of the Underlier

If the underlier sponsor discontinues publication of the underlier, and the underlier sponsor or another entity publishes a successor or substitute equity index that the calculation agent determines, in its sole discretion, to be comparable to the underlier (a “successor underlier”), then, upon the calculation agent’s notification of that determination to the trustee and Wells Fargo, the calculation agent will substitute the successor underlier as calculated by the relevant underlier sponsor or any other entity and calculate the final underlier level as described above. Upon any selection by the calculation agent of a successor underlier, Wells Fargo will cause notice to be given to holders of the securities.

In the event that the underlier sponsor discontinues publication of the underlier prior to, and the discontinuance is continuing on, the determination date and the calculation agent determines that no successor underlier is available at such time, the calculation agent will calculate a substitute closing level for the underlier in accordance with the formula for and method of calculating the underlier last in effect prior to the discontinuance, but using only those securities that comprised the underlier immediately prior to that discontinuance. If a successor underlier is selected or the calculation agent calculates a level as a substitute for the underlier, the successor underlier or level will be used as a substitute for the underlier for all purposes, including the purpose of determining whether a market disruption event exists.

If on the determination date the underlier sponsor fails to calculate and announce the level of the underlier, the calculation agent will calculate a substitute closing level of the underlier in accordance with the formula for and method of calculating the underlier last in effect prior to the failure, but using only those securities that comprised the underlier immediately prior to that failure; provided that, if a market disruption event occurs or is continuing on such day, then the provisions set forth above under “—Market Disruption Events” shall apply in lieu of the foregoing.

Notwithstanding these alternative arrangements, discontinuance of the publication of, or the failure by the underlier sponsor to calculate and announce the level of, the underlier may adversely affect the value of the securities.

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Events of Default and Acceleration

If an event of default with respect to the securities has occurred and is continuing, the amount payable to a holder of a security upon any acceleration permitted by the securities, with respect to each security, will be equal to the cash settlement amount, calculated as provided herein. The cash settlement amount will be calculated as though the date of acceleration were the determination date.

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The Russell 2000 Index

We obtained all information contained in this pricing supplement regarding the Russell 2000® Index, including, without limitation, its make-up, method of calculation, and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, Frank Russell Company, doing business as Russell Investment Group (“Russell”), which we refer to as the “underlier sponsor.” Russell has no obligation to continue to publish, and may discontinue publication of, the Russell 2000 Index at any time. Neither we nor the agent has independently verified the accuracy or completeness of any information with respect to the Russell 2000 Index in connection with the offer and sale of the securities. You can obtain further information about the Russell 2000 Index at http://www.russell.com. No information contained on the Russell website is incorporated by reference into this pricing supplement.

General

The Russell 2000 Index is an index calculated, published, and disseminated by Russell, and measures the composite price performance of stocks of 2,000 companies included in both the Russell 3000® Index and the Russell 3000E® Index. The Russell 3000 Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98.00% of the United States equity market. The Russell 3000E Index is composed of the Russell 3000 Index and microcap securities.

The Russell 2000 Index consists of the smallest 2,000 companies included in the Russell 3000 Index and is designed to track the performance of the small capitalization segment of the United States equity market.

The Russell 2000 Index does not reflect the payment of dividends on the stocks underlying it.

Selection of Stocks Underlying the Russell 2000 Index

All companies which Russell determines to be part of the United States equity market are included in the Russell U.S. Indexes. The Russell U.S. Indexes include, among others, the Russell 2000 Index, the Russell 3000 Index, and the Russell 3000E Index. In order to assign companies to a particular equity market, Russell uses the following criteria:

•	If a company (a) incorporates, (b) has a stated headquarters location, and (c) also trades in the same country, the company is assigned to its country of incorporation.

•	If any of the three criteria listed above do not match, Russell then utilizes three Home Country Indicators (the “HCIs”) to determine the proper equity market.

•	The three HCIs are: country of incorporation, country of headquarters, and country of most liquid exchange (or primary exchange).

•

The country of most liquid exchange is determined by 2-year average daily dollar trading volume (“ADDTV”). ADDTV is the accumulated dollar trading volume divided by the actual number of trading days in the past year.

•

Russell cross-compares the primary location of the company’s assets with the three HCIs. If the primary location of the company’s assets matches any of the HCIs, the company will be assigned to its primary asset location. If, however, there is not enough information to conclude the primary location of a company’s assets, Russell will use the primary location of the company’s revenues for the same cross-comparison, and the company will be assigned to its primary revenue location. Russell uses an average of two years of assets or revenue data for analysis to reduce potential turnover.

•

If conclusive country details cannot be derived from assets or revenue, Russell assigns the company to the country where its headquarters is located unless the country is a Benefits Driven Incorporation (“BDI”) country (as described below). Russell defines headquarters as the address of principal executive offices. For those companies reporting in the United States, Russell uses Securities and Exchange Commission (“SEC”) filings to determine the location of a company’s headquarters. In cases where multiple headquarters are listed on SEC filings and an HCI needs to be determined, Russell assigns the HCI for headquarters to the location with the highest average daily trading volume. If the HCI for headquarters cannot be determined (i.e., no trading in any headquarters location) the company’s two remaining HCIs will be used.

•

In the case of BDI countries, Russell will assign the company to the country of its most liquid stock exchange. Russell considers the following countries or regions BDI countries: Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten and Turks and Caicos Islands. Companies incorporated in these countries or regions are considered BDI companies by Russell because they typically incorporate in those countries or regions for operations, tax, political, or other financial market benefits.

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•	Under the criteria used by Russell, a company is not eligible for inclusion in the United States equity market if it does not trade on a major U.S. exchange.

American depositary receipts (“ADRs”), as well as bulletin board, pink sheets, or over-the-counter (“OTC”) traded securities, are excluded from the Russell 2000 Index. Likewise, preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, and trust receipts are not eligible for inclusion. Royalty trusts, U.S. limited liability companies, limited partnerships, and closed-end investment companies are ineligible for inclusion. Business development companies are also ineligible for inclusion effective June 2014. Blank check companies and special purpose acquisitions companies (“SPACs”) are also ineligible for inclusion in the Russell 2000 Index.

In general, only one class of securities of a company (typically common stock) is allowed in the Russell 2000 Index. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. Stocks must have a closing price at or above $1.00 on their primary exchange on the last trading day in May of each year to be eligible for inclusion in the Russell 3000 Index and the Russell 2000 Index. If the closing price of a stock included in the Russell 3000 Index and Russell 2000 Index is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices from such stock’s primary exchange during the month of May is equal or greater than $1.00. If a stock does not have a closing price at or above $1.00 on its primary exchange on the last trading day in May, but does have a closing price at or above $1.00 on another major United States exchange, the stock will be eligible for inclusion but the lowest price from a non-primary exchange will be used to calculate market capitalization and index membership.

The primary criterion used to determine the initial lists of securities eligible for the Russell 3000 Index and the Russell 2000 Index is total market capitalization, which is defined as the price of a company’s shares times the total number of available shares, as described below. Companies with a total market capitalization less than $30 million are not eligible for inclusion in the Russell 3000 Index and the Russell 2000 Index. Based on closing values on the last trading day in May of each year, Russell reconstitutes the composition of the Russell 3000 Index using the then existing market capitalizations of eligible companies. If a security does not trade on its primary exchange, the lowest price from another major United States exchange is used. In the case where multiple share classes exist, a primary trading vehicle is determined, and the price of that primary trading vehicle (usually the most liquid) is used by Russell in its calculations. “Primary trading vehicles” are determined by the last two year’s average trading volume, as of the last trading day in May. For new members, the common share class with the highest trading volume will be considered the primary trading vehicle, except if the volume of each share class is within 20.00% then the one with the largest available shares is used. All available data is used for share classes without two years of history. For existing members, at least 100 days of trading volume is necessary to consider the class as a primary vehicle. For new members, all available data will be analyzed, even if less than 100 days is available. As of the last Friday in June of each year (unless the last Friday is June 29 or 30, in which case the reconstitution will occur on the prior Friday), the Russell 2000 Index is adjusted to reflect the reconstitution of the Russell 3000 Index for that year. Real-time dissemination of the Russell 2000 Index began on January 1, 1987.

Capitalization Adjustments

As a capitalization-weighted index, the Russell 2000 Index reflects changes in the capitalization, or market value, of the component stocks relative to the capitalization on a base date. The current Russell 2000 Index value is calculated by adding the market values of the Russell 2000 Index’s component stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the 2,000 stocks. The total market capitalization is then divided by a divisor, which represents the “adjusted” capitalization of the Russell 2000 Index on the base date of December 31, 1986. To calculate the Russell 2000 Index, last sale prices will be used for exchange-traded stocks. If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Russell 2000 Index. In order to provide continuity for the Russell 2000 Index’s value, the divisor is adjusted periodically to reflect certain events, including changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings, and other capitalization changes.

A security’s shares are adjusted to include only those shares available to the public. Adjustments are based on information recorded in SEC filings. Other sources are used in cases of missing or questionable data.

The following types of shares are considered unavailable for the purposes of capitalization determinations:

•	ESOP or LESOP shares—shares of corporations that have Employee Stock Ownership Plans that comprise 10.00% or more of the shares outstanding are adjusted;

•

Corporate cross-owned shares—when shares of a company in the Russell 2000 Index are held by another company also in the Russell 2000 Index (or the Russell 3000E Index or any Russell Global Index), this is considered corporate cross-ownership; any percentage held in this class will be adjusted;

•

Large private and corporate holdings—when an individual, a group of individuals acting together, or a corporation not in the Russell 2000 Index (or the Russell 3000E Index or any Russell Global Index) owns more than 10.00%

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of the shares outstanding, such shares will be adjusted; however, institutional holdings (investment companies, partnerships, insurance companies, mutual funds, banks, or venture capital companies) are not included in this class unless such institutions have a direct relationship to the company issuing the shares, such as board representation;

•	Unlisted share classes—classes of common stock that are not traded on a United States securities exchange;

•	IPO lock-ups—shares locked up during an initial public offering are not available to the public and will be excluded from the market value at the time the IPO enters the Russell 2000 Index; and

•

Government holdings—shares listed as “government of” are considered unavailable and will be removed entirely from available shares; shares held by government investment boards and/or investment arms will be treated similar to large private holdings and removed if the holding is greater than 10%; however, shares held by a government pension plan are considered institutional holdings and will not be removed from available shares.

Corporate Actions Affecting the Russell 2000 Index

Changes to the Russell 2000 Index are made when an action is final. To determine whether an action has been completed, Russell uses a variety of public sources, including company press releases, SEC filings, exchange notifications, and Bloomberg or other sources Russell deems reliable. Prior to the completion of an action, Russell estimates the effective date of the corporate action on the basis of the same above sources. Depending upon the time an action is determined to be final, Russell will either (1) apply the action after the close of the current market day, or (2) apply the action after the close of the following day (see specific action types for details on timing and procedure).

The following summarizes the types of Russell 2000 Index maintenance adjustments and indicates whether or not an index adjustment is required.

•

“No Replacement” Rule—Securities that leave the Russell 2000 Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions, or other similar corporate activity) are not replaced. Thus, the number of securities in the Russell 2000 Index over a year will fluctuate according to corporate activity.

•

Rules of Deletions—When a stock is delisted or moves to the pink sheets or bulletin boards on the floor of a United States securities exchange, the stock is deleted from the Russell 2000 Index (1) after the close of the current day at the last traded primary exchange price, if the relevant action is determined to be final prior to 1:00 p.m. Eastern, or (2) after the close of the following day, if the relevant action is determined to be final after 1:00 p.m. Eastern, using (i) the closing OTC price in the event of a delisting or movement to the pink sheets or bulletin boards, or (ii) a synthetic price based on the last traded primary exchange price of the acquiring company in the event of a merger or acquisition. Companies that file for a Chapter 7 liquidation bankruptcy will be removed from the Russell 2000 Index at the time of the bankruptcy filing; whereas, companies filing for a Chapter 11 reorganization bankruptcy will remain a member of the Russell 2000 Index, unless the company is delisted from the primary exchange, in which case normal delisting rules apply. Members of the Russell 2000 Index that are reincorporated in another country and no longer traded in the United States are deleted immediately.

•	Mergers and Acquisitions—Mergers and acquisitions result in changes to the membership and weighting of members within the Russell 2000 Index.

•

Mergers or acquisitions between members of the Russell 3000E Index: In the event a merger or acquisition occurs between members of the Russell 3000E Index, which includes the Russell 2000 Index, or the Russell Global Index, the acquired company is deleted and its market capitalization moves to the acquiring company’s stock according to the terms of the transaction. Shares are updated for the acquiring stock at the time the transaction is determined to be final. If an action is determined to be final prior to 1:00 p.m. Eastern, the action will be applied after the close of the current day. If an action is determined to be final after 1:00 p.m. Eastern time, the action will be delayed and applied the following day.

•

Mergers or acquisitions between a member and a non-member: A non-member is defined as a company that is not a member of the Russell 3000E Index or the Russell Global Index. Mergers and acquisitions between a member and non-member can take two forms: (1) If the acquiring company is a member of the Russell 3000E Index, but the acquired company is not, the shares for the acquiring stock are adjusted at month-end; (2) If the acquiring company is not a member of the Russell 3000E Index, but the acquired company is a member of the Russell 3000E Index, the action can fall into the category of a reverse merger or a standard acquisition.

•

Reverse Merger—If the acquiring company is a private, non-publicly traded company or OTC company, Russell will review the action to determine if it is considered a reverse merger, defined as a transaction that results in a publicly traded company that meets all requirements for inclusion in a Russell Index. If it is determined that an action is a reverse merger, the newly formed entity will be placed in the appropriate market

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capitalization index after the close of the day following the completion of the merger. The acquired company will be removed from the current index simultaneously.

•

Standard Acquisition—In the event of a standard acquisition, the acquired company is deleted after the action is determined to be final. If an action is determined to be final prior to 1:00 p.m. Eastern, the action will be applied after the close of the current day. If an action is determined to be final after 1:00 p.m. Eastern time, the action will be delayed and applied the following day.

•

Cross-border mergers and acquisitions: In the event of a merger or acquisition between companies in different countries, the acquired company is deleted from its local country index and its market capitalization moves to the acquiring company’s stock according to the terms of the transaction. The action will be applied when determined to be final.

•	Rules of Additions—The only additions between reconstitution dates result from spin-offs and initial public offerings (“IPO”).

•

Additions for Spin-Offs—Spin-off companies are added to the parent company’s index and capitalization tier of membership, if the spin-off is large enough. To be eligible, the spun-off company’s total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell 3000E Index at the latest reconstitution.

•

Quarterly IPO Additions—Eligible companies that have recently completed an IPO are added to the Russell 2000 Index at the end of each calendar quarter based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution. Market adjustments will be made using the returns of the Russell 3000E Index. Eligible companies will be added to the Russell style indexes using their industry’s average style probability established at the latest reconstitution. In order to be added in a quarter outside of reconstitution, the IPO company must meet all Russell U.S. Index eligibility requirements. Additionally, the IPO company must meet the following criteria on the final trading day of the month prior to quarter-end: (1) price/trade and (2) rank larger in total market capitalization than the market-adjusted smallest company in the Russell 3000E Index as of the latest June reconstitution.

Updates to Share Capital Affecting the Russell 2000 Index

Each month, the Russell 2000 Index is updated for changes to shares outstanding as companies report changes in share capital to the SEC. Only cumulative changes to shares outstanding greater than 5.00% are reflected in the Russell 2000 Index.

License Agreement

We and Russell have entered into a non-transferable, non-exclusive license agreement providing for the license to us, in exchange for a fee, of the right to use the Russell 2000 Index in connection with the issuance of the securities.

The license agreement between us and Russell provides that the following language must be stated in this pricing supplement:

“The securities are not sponsored, endorsed, sold or promoted by Frank Russell Company (“Russell”). Russell makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the Russell 2000® Index to track general stock market performance or a segment of the same. Russell’s publication of the Russell 2000® Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Russell 2000® Index is based. Russell’s only relationship to Wells Fargo & Company is the licensing of certain trademarks and trade names of Russell and of the Russell 2000® Index which is determined, composed and calculated by Russell without regard to Wells Fargo & Company or the securities. Russell is not responsible for and has not reviewed the securities nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000® Index. Russell has no obligation or liability in connection with the administration, marketing or trading of the securities.”

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000 INDEX® OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY WELLS FARGO INVESTORS, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL

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2000® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Historical Information

We obtained the closing levels set forth in the graph below from Bloomberg Financial Markets (“Bloomberg”) without independent verification. The following graph sets forth the daily closing levels of the underlier from Bloomberg on each day in the period from January 1, 2004 through June 30, 2014. The closing level on June 30, 2014 was 1192.96.

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ERISA Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan to which Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”) applies (a “plan”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan. When we use the term “holder” in this section, we are referring to a beneficial owner of the securities and not the record holder.

Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans to which Section 4975 of the Code applies (also “plans”), from engaging in specified transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (collectively, “parties in interest”) with respect to such plan. A violation of those “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless statutory or administrative exemptive relief is available. Therefore, a fiduciary of a plan should also consider whether an investment in the securities might constitute or give rise to a prohibited transaction under ERISA and the Code.

Employee benefit plans that are governmental plans, as defined in Section 3(32) of ERISA, certain church plans, as defined in Section 3(33) of ERISA, and foreign plans, as described in Section 4(b)(4) of ERISA (collectively, “Non-ERISA Arrangements”), are not subject to the requirements of ERISA, or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”).

We and our affiliates may each be considered a party in interest with respect to many plans. Special caution should be exercised, therefore, before the securities are purchased by a plan. In particular, the fiduciary of the plan should consider whether statutory or administrative exemptive relief is available. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are:

—	PTCE 96-23, for specified transactions determined by in-house asset managers;

—	PTCE 95-60, for specified transactions involving insurance company general accounts;

—	PTCE 91-38, for specified transactions involving bank collective investment funds;

—	PTCE 90-1, for specified transactions involving insurance company separate accounts; and

—	PTCE 84-14, for specified transactions determined by independent qualified professional asset managers.

In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption for transactions between a plan and a person who is a party in interest (other than a fiduciary who has or exercises any discretionary authority or control with respect to investment of the plan assets involved in the transaction or renders investment advice with respect thereto) solely by reason of providing services to the plan (or by reason of a relationship to such a service provider), if in connection with the transaction of the plan receives no less, and pays no more, than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA).

Any purchaser or holder of the securities or any interest in the securities will be deemed to have represented by its purchase and holding that either:

—	no portion of the assets used by such purchaser or holder to acquire or purchase the securities constitutes assets of any plan or Non-ERISA Arrangement; or

—

the purchase and holding of the securities by such purchaser or holder will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the potential consequences under ERISA and the Code of the acquisition of the securities and the availability of exemptive relief.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

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Each purchaser or holder of the securities acknowledges and agrees that:

(i)

the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (a) the design and terms of the securities, (b) the purchaser or holder’s investment in the securities, or (c) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)

we and our affiliates have acted and will act solely for our own account in connection with (a) all transactions relating to the securities and (b) all hedging transactions in connection with our obligations under the securities;

(iii)

any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests may be adverse to the interests of the purchaser or holder; and

(v)

neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Purchasers of the securities have the exclusive responsibility for ensuring that their purchase, holding and subsequent disposition of the securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. Nothing herein shall be construed as a representation that an investment in the securities would be appropriate for, or would meet any or all of the relevant legal requirements with respect to investments by, plans or Non-ERISA Arrangements generally or any particular plan or Non-ERISA Arrangement.

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United States Federal Tax Considerations

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the securities. It applies to you only if you purchase a security for cash in the initial offering at the “issue price,” which is the first price at which a substantial amount of the securities is sold to the public, and hold the security as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). It does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are a holder subject to special rules, such as:

—	a financial institution;

—	a “regulated investment company”;

—	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”;

—	a dealer or trader in securities subject to a mark-to-market method of tax accounting with respect to the securities;

—	a person holding a security as part of a “straddle” or conversion transaction or who has entered into a “constructive sale” with respect to a security;

—	a U.S. holder (as defined below) whose functional currency is not the U.S. dollar; or

—	an entity classified as a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to your particular U.S. federal tax consequences of holding and disposing of the securities.

We will not attempt to ascertain whether any of the issuers of the underlying stocks of the Russell 2000® Index (the “underlying stocks”) is treated as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. If any of the issuers of the underlying stocks were so treated, certain adverse U.S. federal income tax consequences might apply to you if you are a non-U.S. holder (as defined below), upon the sale, exchange or other disposition of the securities. You should refer to information filed with the Securities and Exchange Commission or another governmental authority by the issuers of the underlying stocks and consult your tax adviser regarding the possible consequences to you if any of the issuers of the underlying stocks is or becomes a USRPHC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effects of any applicable state, local or foreign tax laws or the potential application of the Medicare tax on investment income. You should consult your tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative treatments of the securities), as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Tax Treatment of the Securities

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid derivative contract that is an “open transaction” for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the securities or similar instruments, significant aspects of the treatment of an investment in the securities are uncertain. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described below. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise

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indicated, the following discussion is based on the treatment of the securities as prepaid derivative contracts that are “open transactions.”

Tax Consequences to U.S. Holders

This section applies only to U.S. holders. You are a “U.S. holder” if you are a beneficial owner of a security that is, for U.S. federal income tax purposes:

—	a citizen or individual resident of the United States;

—	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

—	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment Prior to Maturity. You should not be required to recognize income over the term of the securities prior to maturity, other than pursuant to a sale, exchange or retirement as described below.

Sale, Exchange or Retirement of the Securities. Upon a sale, exchange or retirement of the securities, you should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and your tax basis in the securities that are sold, exchanged or retired. Your tax basis in the securities should equal the amount you paid to acquire them. This gain or loss should be long-term capital gain or loss if at the time of the sale, exchange or retirement you held the securities for more than one year, and short-term capital gain or loss otherwise. Long-term capital gains recognized by non-corporate U.S. holders are generally subject to taxation at reduced rates. The deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Treatments of an Investment in the Securities

Alternative U.S. federal income tax treatments of the securities are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to them. It is possible, for example, that the securities could be treated as debt instruments issued by us. Under this treatment, the securities would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments. In that case, regardless of your method of tax accounting for U.S. federal income tax purposes, you would be required to accrue income based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the securities, in each year that you held the securities, even though we are not required to make any payment with respect to the securities prior to maturity. In addition, any gain on the sale, exchange or retirement of the securities would be treated as ordinary income.

Other possible U.S. federal income tax treatments of the securities could also affect the timing and character of income or loss with respect to the securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding the possible alternative treatments of an investment in the securities and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

This section applies only to non-U.S. holders. You are a “non-U.S. holder” if you are a beneficial owner of a security that is, for U.S. federal income tax purposes:

—	an individual who is classified as a nonresident alien;

—	a foreign corporation; or

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—	a foreign estate or trust.

You are not a non-U.S. holder for purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition and not otherwise a resident of the United States for U.S. federal income tax purposes or (ii) a former citizen or resident of the United States. If you are such a holder or may become such a holder during the period in which you hold a security, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities.

Sale, Exchange or Retirement of the Securities. Subject to the possible application of Section 897 of the Code, as discussed above, you generally should not be subject to U.S. federal income or withholding tax in respect of amounts paid to you, provided that income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States.

If you are engaged in a U.S. trade or business, and if income from the securities is effectively connected with the conduct of that trade or business, you generally will be subject to regular U.S. federal income tax with respect to that income in the same manner as if you were a U.S. holder, unless an applicable income tax treaty provides otherwise. If you are such a holder and you are a corporation, you should also consider the potential application of a 30% (or lower treaty rate) branch profits tax.

Tax Consequences Under Possible Alternative Treatments. If all or any portion of a security were recharacterized as a debt instrument, subject to the possible application of Section 897 of the Code, as discussed above, any payment made to you with respect to the security generally would not be subject to U.S. federal withholding or income tax, provided that: (i) income or gain in respect of the security is not effectively connected with your conduct of a trade or business in the United States, and (ii) you provide an appropriate IRS Form W-8 certifying under penalties of perjury that you are not a United States person.

Other U.S. federal income tax treatments of the securities are also possible. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the securities should be subject to U.S. withholding tax. While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the withholding tax consequences of an investment in the securities, possibly with retroactive effect. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. Accordingly, you should consult your tax adviser regarding the issues presented by the notice.

FATCA Legislation

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally will apply to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Pursuant to Treasury regulations and guidance from the U.S. Treasury Department, withholding (if applicable) will apply to payments of U.S.-source FDAP income made after June 30, 2014 and to payments of gross proceeds of the sale or exchange (including retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends made after December 31, 2016. This legislation may apply to the securities if the securities are recharacterized as debt instruments. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. If you are a non-U.S. holder, or a U.S. holder holding securities through a foreign intermediary, you should consult your tax adviser regarding the potential consequences of FATCA with respect to your investment in the securities.

U.S. Federal Estate Tax

If you are an individual non-U.S. holder or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty exemption, the securities may be treated as U.S. situs property subject to U.S. federal estate tax. If you are such an individual or entity, you should consult your tax adviser regarding the U.S. federal estate tax consequences of investing in the securities.

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Information Reporting and Backup Withholding

Amounts paid on the securities, and the proceeds of a sale, exchange or other disposition of the securities, may be subject to information reporting and, if you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code. If you are a non-U.S. holder that provides an appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

Prospective investors in the securities should consult their tax advisers regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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